Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND FIRST NINE

MONTHS OF FISCAL 2010

Wilmington, MA (June 30, 2010) -- UniFirst Corporation (NYSE: UNF) today announced results for the third quarter and first nine months of fiscal 2010, which ended on May 29, 2010.

Revenues for the third quarter of fiscal 2010 were $261.2 million, up 3.6% compared to $252.1 million for the same period in the prior year.  Third quarter net income was $19.3 million ($0.98 per diluted common share), an 11.0% decrease from the third quarter of fiscal 2009 when net income was $21.7 million ($1.12 per diluted common share). For the first nine months of fiscal 2010, revenues were down 0.1% and net income was up 0.5% compared to the first nine months of fiscal 2009.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are pleased with the Company’s overall results for the third quarter.  The performance of our core laundry operations met our expectations and our sales force continues to have success expanding our customer base.  In addition, our Specialty Garments segment produced record results for the quarter and likely will end the year with record revenues and profits.”

The Company’s core laundry revenues were $227.8 million in the third quarter of fiscal 2010, up 1.8% from the same period in fiscal 2009.  After excluding the impact of acquisitions as well as a stronger Canadian dollar, the Company’s core laundry revenues decreased 1.0% comparing the same periods. Core laundry operating income declined to $26.2 million in the third quarter of fiscal 2010 from $33.3 million for the same period in the prior year and the operating margin fell to 11.5% in the third quarter of fiscal 2010 from 14.9% in the third quarter of fiscal 2009. The margin decline primarily relates to a higher cost of revenues, including energy, payroll and merchandise costs.  The Company also incurred higher selling and administrative costs, including stock compensation expense during the quarter which was partially offset by lower costs associated with environmental contingencies compared to the third quarter of fiscal 2009.

The Company’s Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, increased its revenues $4.6 million or 22.0% compared to the third quarter of 2009.  This increase was primarily the result of higher than expected revenues from certain US and Canadian reactor projects. As a result of this increase in revenues, operating income for this segment increased to $5.2 million in the third quarter of fiscal 2010 from $3.0 million in the third quarter of fiscal 2009.

The Company’s decrease in net income was also the result of exchange rate losses of $0.6 million in the third quarter of fiscal 2010 compared to gains of $0.8 million in the third quarter of fiscal 2009.

As expected, the Company’s effective income tax rate for the quarter was lower than the prior year as a result of reductions in tax contingency reserves. The effective income tax rate for the quarter was 35.0% compared to 39.3% for the third quarter of fiscal 2009.

UniFirst continues to generate strong cash flows and maintain a solid balance sheet.  At the end of the third quarter, the Company had $104.5 million of cash and cash equivalents on hand, up from $60.2 million at the end of fiscal 2009.  Cash produced by operating activities for the first nine months of fiscal 2010 was $99.8 million and, as of the end of the third quarter, total debt as a percentage of capital declined to 20.8% from 22.5% at the end of fiscal 2009.

Mr. Croatti continued, “Although improved, economic conditions remain challenging. Nevertheless, our recent performance has allowed us to continue to strengthen our balance sheet and overall financial condition.  We feel that we are well positioned both operationally and financially to take advantage of strategic opportunities as they arise.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs nearly 10,000 Team Partners who serve more than 225,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 29, 2009 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended		Thirty-nine weeks ended
	May 29,	May 30,	May 29,	May 30,
(In thousands, except per share data)	2010 (2)	2009 (2)	2010 (2)	2009 (2)

Revenues	$261,248	$252,105	$770,989	$771,944

Operating Expenses:
Cost of revenues (1)	158,563	148,597	464,812	464,632
Selling and administrative expenses (1)	54,798	52,152	158,693	159,752
Depreciation and amortization	15,814	14,641	45,903	42,683
Total operating expenses	229,175	215,390	669,408	667,067

Income from operations	32,073	36,715	101,581	104,877

Other expense (income):
Interest expense	2,210	2,226	6,579	7,141
Interest income	(499)	(441)	(1,568)	(1,492)
Exchange rate loss (gain)	639	(789)	1,221	340
	2,350	996	6,232	5,989

Income before income taxes	29,723	35,719	95,349	98,888
Provision for income taxes	10,409	14,030	36,233	40,057

Net income	$19,314	$21,689	$59,116	$58,831

Income per share – Basic
Common Stock	$1.03	$1.18	$3.20	$3.21
Class B Common Stock	$0.83	$0.95	$2.56	$2.57

Income per share – Diluted
Common Stock	$0.98	$1.12	$3.03	$3.04

Income allocated to: – Basic
Common Stock	$15,145	$17,021	$46,388	$46,165
Class B Common Stock	$3,949	$4,668	$12,479	$12,666

Income allocated to: – Diluted
Common Stock	$19,106	$21,689	$58,880	$58,831

Weighted average number of shares outstanding – Basic
Common Stock	14,645	14,394	14,510	14,389
Class B Common Stock	4,766	4,935	4,877	4,935

Weighted average number of shares outstanding – Diluted
Common Stock	19,490	19,376	19,455	19,371

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	May 29, 2010 (1)	August 29, 2009
Assets
Current assets:
Cash and cash equivalents	$104,463	$60,151
Receivables, net	106,223	97,784
Inventories	37,934	43,586
Rental merchandise in service	82,897	73,063
Prepaid and deferred income taxes	24,789	24,901
Prepaid expenses	4,276	2,889

Total current assets	360,582	302,374

Property, plant and equipment:
Land, buildings and leasehold improvements	329,022	325,034
Machinery and equipment	365,997	352,511
Motor vehicles	121,647	113,048

	816,666	790,593
Less - accumulated depreciation	435,616	407,823
	381,050	382,770

Goodwill	270,272	261,171
Customer contracts and other intangible assets, net	59,392	60,054
Other assets	2,763	2,416

	$1,074,059	$1,008,785

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$5,759	$6,447
Accounts payable	42,205	41,180
Accrued liabilities	105,256	104,003
Accrued income taxes	3,259	2,437

Total current liabilities	156,479	154,067

Long-term obligations, net of current maturities	175,358	175,568
Deferred income taxes	52,343	52,115

Shareholders' equity:
Common Stock	1,491	1,443
Class B Common Stock	491	493
Capital surplus	23,301	20,137
Retained earnings	662,291	605,262
Accumulated other comprehensive income (loss)	2,305	(300)

Total shareholders' equity	689,879	627,035

	$1,074,059	$1,008,785

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	May 29,	May 30,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$227,806	$223,777	$4,029	1.8%
Specialty Garments	25,672	21,040	4,632	22.0
First Aid	7,770	7,288	482	6.6
Consolidated total	$261,248	$252,105	$9,143	3.6%

	Thirty-nine weeks ended
	May 29,	May 30,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$680,874	$694,994	$(14,120)	-2.0%
Specialty Garments	67,977	55,720	12,257	22.0
First Aid	22,138	21,230	908	4.3
Consolidated total	$770,989	$771,944	$(955)	-0.1%

Income from Operations

	Thirteen weeks ended
	May 29,	May 30,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$26,210	$33,260	$(7,050)	-21.2%
Specialty Garments	5,159	3,014	2,145	71.2
First Aid	704	441	263	59.3
Consolidated total	$32,073	$36,715	$(4,642)	-12.6%

	Thirty-nine weeks ended
	May 29,	May 30,	Dollar	Percent
(In thousands, except percentages)	2010 (1)	2009 (1)	Change	Change

Core Laundry Operations	$88,392	$97,931	$(9,539)	-9.7%
Specialty Garments	11,894	6,411	5,483	85.5
First Aid	1,295	535	760	142.0
Consolidated total	$101,581	$104,877	$(3,296)	-3.1%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Thirty-nine weeks ended
(In thousands)	May 29, 2010 (1)	May 30, 2009 (1)
Cash flows from operating activities:
Net income	$59,116	$58,831
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	38,989	36,072
Amortization of intangible assets	6,914	6,611
Amortization of deferred financing costs	200	200
Share-based compensation	2,070	761
Accretion on environmental contingencies	595	501
Accretion on asset retirement obligations	426	380
Deferred income taxes	(314)	(246)
Changes in assets and liabilities, net of acquisitions:
Receivables	(7,716)	(1,612)
Inventories	5,171	(1,277)
Rental merchandise in service	(8,005)	15,821
Prepaid expenses	(1,369)	(1,820)
Accounts payable	1,148	(18,119)
Accrued liabilities	1,739	6,197
Accrued income taxes	808	7,108
Net cash provided by operating activities	99,772	109,408

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(17,801)	(3,434)
Capital expenditures	(37,289)	(55,457)
Other	(1,331)	2
Net cash used in investing activities	(56,421)	(58,889)

Cash flows from financing activities:
Proceeds from long-term obligations	8,850	138,987
Payments on long-term obligations	(9,060)	(180,638)
Proceeds from exercise of Common Stock options	1,140	109
Payment of cash dividends	(2,071)	(2,064)
Net cash used in financing activities	(1,141)	(43,606)

Effect of exchange rate changes on cash and cash equivalents	2,102	(187)

Net increase in cash and cash equivalents	44,312	6,726
Cash and cash equivalents at beginning of period	60,151	25,655

Cash and cash equivalents at end of period	$104,463	$32,381

(1) Unaudited